Filed Pursuant to Rule 424(b)(3)
Registration No. 333-201934

Hennessy Advisors, Inc.

September 25, 2015

Supplement to the Prospectus dated March 2, 2015

This prospectus supplement supplements the prospectus dated March 2, 2015 (the “Prospectus”), relating to the Dividend and Reinvestment and Stock Purchase Plan (the “Plan”) of Hennessy Advisors, Inc. (“Hennessy Advisors”) offering up to 1,200,000 shares of our common stock, no par value (“Common Stock”).

Our Common Stock is quoted on the NASDAQ Capital Market under the symbol “HNNA.”  As of September 24, 2015, the last full trading day before this supplement, the last reported sale price of our Common Stock was $24.25 per share.

The listing requirements of the NASDAQ Capital Market, which will apply so long as our Common Stock is listed on the NASDAQ Capital Market, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our Common Stock.  We do not currently plan to exceed this limitation in connection with issuances under the Plan.

So, while we have registered and may offer up to 1,200,000 shares of our Common Stock under the Plan, we currently intend to limit the issuances under the Plan to ensure that our issuances of Common Stock do not equal to or exceed 20% of the then outstanding voting power or then outstanding number of shares of our Common Stock.  Following our recent repurchase of 1,000,000 shares of our Common Stock pursuant to our self-tender offer, our current number of shares outstanding is 5,046,628.  Therefore, we will not issue more than 1,000,000 shares of Common Stock under the Plan unless we seek shareholder approval of issuances in excess of this limit, up to the maximum 1,200,000 shares of Common Stock that we have registered for issuance under the Plan.

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Prospectus Supplement Dated September 25, 2015
Please Read Carefully and Keep for Future Reference